EXHIBIT 2

                              AMENDMENT No. 1
                             DATED NOVEMBER 18, 2005


BETWEEN THE UNDERSIGNED:

- Bollore Investissement, 31-32 Quai de Dion Bouton, 92811 Puteaux Cedex, hereby represented by Cedric de Bailliencourt, Managing Director, acting on behalf of Bollore Investissement as well as in the name and on behalf of its subsidiary Bollore Medias Investissement;

     hereinafter referred to as BI,
     on the one hand,

- Sebastian Holdings Inc., Britannic House, Providenciales, Turks and Caicos, British West Indies, hereby represented by Alexander Vik, Sole Director, duly authorized ;

     hereinafter referred to as SHI,
     on the other hand,

WHEREAS:

The undersigned have, as the two major shareholders of Havas, entered into an Agreement dated June 9, 2005 ("the Agreement") to which a letter of the same day is attached.

The undersigned intend to specify their obligations regarding the legal consequences that follow the qualification of their Agreement;

IT IS AGREED AS FOLLOWS:

ARTICLE 1

1.1 The undersigned shall inform the other party, this day, of the exact number of shares that they directly own or, pursuant to Article L.233-9 of the French Commercial Code, that may be aggregated to those that they own.

1.2 The undersigned acknowledge the fact that since neither one, nor the other, wishes to take control over Havas, their Agreement is incompatible with the eventuality of the filing or the financing of a takeover bid for the shares of Havas.

Therefore, neither of the undersigned shall voluntarily increase their share interest in Havas so that the total number of shares owned or that are aggregated to those that the undersigned own exceeds 33.20% of the share capital or of the voting rights of Havas.

1.3

(a) Therefore, any transaction altering the number of Havas shares owned by a party with regard to the information given under Article 1.1, shall be communicated to the other party, at the latest, on the next calendar day at 12:00 noon (Paris time).

(b) If one of the parties, taking into account the number of shares already owned and the information given by the other party regarding its share interest, finds that the transaction would lead them to cross the threshold provided by
Article 1.2, that party will only be able to carry out the said transaction if the other party has expressly given its prior consent to it.

    If the other party has not given its consent within three stock market days following the date of the request, the other party will only be able to carry out the transaction on the stock exchange day immediately following the day on which the other party has received a written confirmation stating that the transaction shall be carried out without such other party's consent.

1.4 If the party who has requested the above-mentioned agreement provided by
Article 1.3(b) disregards the refusal of the other party, or in the case of a breach of the provisions of Article 1.3(b) as well, a fundamental disagreement would result between the parties and, therefore, the concerted action constituted between the parties shall expire. In that event, if the party responsible for crossing the 33.20% threshold is Sebastian Holding and Sebastian Holding knew from BI, on the basis of BI's compliance with this Amendment, the number of shares owned by BI, the Agreement dated June 9, 2005 shall be void except for the provisions described in Articles 3 and 5 to 8, which shall remain in effect.

In any other event, only Articles 1, 2 and 3 of the Agreement shall be void as a result of the end of the concerted action if BI has not complied with its obligations under this present amendment; Sebastian Holdings, in particular, shall continue to benefit from the Undertaking to Purchase.

ARTICLE 2

The information referred to in the provisions of the abovementioned Article 1 shall be sent:

-    by fax,
-    by a letter delivered by hand, or
-    by e-mail
to the addresses and numbers indicated by Article 6 of the Agreement dated June 9, 2005.


ARTICLE 3

Any provision of the Agreement which has not been modified by this Amendment shall remain unchanged and shall apply to it.



Done in Paris,
In two copies,
November 18, 2005




/s/ Cedric de Bailliencourt               /s/ Alexander Vik
-----------------------------             ----------------------------
Bollore Investissement                          Sebastian Holdings Inc